Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Fourth Quarter and Full Year Results for Fiscal Year 2023 at High End of Investor Day Guidance

•Fourth quarter revenue increased 13% to $53.5 billion
•Fourth quarter GAAP1 operating earnings were $137 million and GAAP diluted loss per share was $0.25
•Fourth quarter non-GAAP operating earnings increased 24% to $560 million and non-GAAP diluted EPS increased 48% to $1.55
•Fourth quarter Pharmaceutical segment profit increased 12% to $504 million and Medical segment profit increased to $82 million
•Generated both operating cash flow and non-GAAP adjusted free cash flow of $2.8 billion and returned over $2.5 billion to shareholders in fiscal year 20232
•Fiscal year 2024 non-GAAP EPS guidance raised to $6.50 to $6.75, from $6.45 to $6.70

DUBLIN, Ohio, August 15, 2023 – Cardinal Health (NYSE: CAH) today reported fourth quarter fiscal year 2023 revenues of $53.5 billion, an increase of 13% from the fourth quarter of last year. GAAP operating earnings were $137 million, primarily due to a non-cash, pre-tax goodwill impairment charge of $368 million in the Medical segment, which reflects the financial update provided at Investor Day. GAAP diluted loss per share was $0.25, primarily due to this impairment, net of tax effects. Non-GAAP operating earnings increased 24% to $560 million, driven by increases in Medical and Pharmaceutical segment profit. Non-GAAP diluted earnings per share (EPS) increased 48% to $1.55 in the quarter, reflecting the increase in non-GAAP operating earnings, lower interest and other expense and a lower share count, partially offset by a higher non-GAAP effective tax rate.

Fiscal year 2023 revenues were $205.0 billion, a 13% increase from fiscal year 2022. GAAP operating earnings were $727 million, due to cumulative non-cash, pre-tax goodwill impairment charges of $1.2 billion in the Medical segment. GAAP diluted EPS were $1.00, primarily due to these impairments, net of tax effects. Non-GAAP operating earnings increased 3% to $2.1 billion, driven by an increase in Pharmaceutical segment profit, partially offset by a decrease in Medical segment profit. Non-GAAP diluted EPS increased 14% to $5.79 for the year, an all-time high, reflecting the increase in non-GAAP operating earnings, lower interest and other expense and a lower share count.

“Fiscal 2023 was an inflection point for Cardinal Health, with improved performance, strong execution and notable progress against both our short and long-term plans," said Jason Hollar, CEO of Cardinal Health. "We are pleased with the strong finish to the year, including robust cash flow generation, continued strong growth in the Pharmaceutical segment and significant improvement in the Medical segment, driven by execution of our Medical Improvement Plan. We enter the new fiscal year with momentum and are raising our previously communicated fiscal year 2024 EPS guidance."

Cardinal Health

Q4 and full year FY23 summary

	Q4 FY23	Q4 FY22	Y/Y	FY23	FY22	Y/Y
Revenue	$53.5 billion	$47.1 billion	13%	$205.0 billion	$181.4 billion	13%
Operating earnings/(loss)	$137 million	$36 million	N.M.	$727 million	$(596) million	N.M.
Non-GAAP operating earnings	$560 million	$450 million	24%	$2.1 billion	$2.0 billion	3%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(64) million	$138 million	N.M.	$261 million	$(933) million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$397 million	$289 million	37%	$1.5 billion	$1.4 billion	7%
Effective Tax Rate[3]	154.3%	575.3%		58.9%	(21.2)%
Non-GAAP Effective Tax Rate	27.4%	25.4%		22.8%	22.1%
Diluted EPS attributable to Cardinal Health, Inc.	$(0.25)	$0.50	N.M.	$1.00	$(3.35)	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.55	$1.05	48%	$5.79	$5.06	14%

Segment results

Pharmaceutical segment

	Q4 FY23	Q4 FY22	Y/Y	FY23	FY22	Y/Y
Revenue	$49.7 billion	$43.3 billion	15%	$190.0 billion	$165.5 billion	15%
Segment profit	$504 million	$451 million	12%	$2.0 billion	$1.8 billion	13%

Fourth-quarter revenue for the Pharmaceutical segment increased 15% to $49.7 billion, driven by brand and specialty pharmaceutical sales growth from existing customers.

Pharmaceutical segment profit increased 12% to $504 million in the fourth quarter, primarily driven by positive generics program performance.

Medical segment

	Q4 FY23	Q4 FY22	Y/Y	FY23	FY22	Y/Y
Revenue	$3.8 billion	$3.8 billion	—%	$15.0 billion	$15.9 billion	(5)%
Segment profit	$82 million	$(16) million	N.M.	$111 million	$216 million	(49)%
Fourth-quarter revenue for the Medical segment was flat at $3.8 billion. This reflects a decrease in Products and Distribution sales related to lower PPE volumes and pricing, partially offset by inflationary impacts, including mitigation initiatives. This decrease within Products and Distribution was offset by growth in at-Home Solutions.

Medical segment profit increased to $82 million in the fourth quarter, driven by an improvement in net inflationary impacts, including mitigation initiatives, and normalization of PPE margins.

Cardinal Health

Fiscal year 2024 outlook1,4
The company raised its fiscal year 2024 outlook for non-GAAP earnings per share by $0.05 to $6.50 to $6.75 from the preliminary outlook previously communicated at the company’s Investor Day5, which primarily reflects increased expectations for Pharmaceutical segment profit. The company reiterated its fiscal year 2024 Pharmaceutical segment profit outlook for 4% to 6% growth on higher ending fiscal year 2023 Pharmaceutical segment profit. The company also increased its fiscal year 2024 Pharmaceutical revenue outlook, driven by continued growth of GLP-1 medications, which do not meaningfully contribute to segment profit. Additionally, the company narrowed its range for diluted weighted average shares outstanding. The company reiterated its expectations for all other fiscal year 2024 outlook items:

Non-GAAP earnings per share	$6.50 - $6.75
Pharmaceutical segment:
Revenue	10% to 12% growth
Segment profit	4% to 6% growth
Medical segment:
Revenue	~3% growth
Segment profit	~$400M
Interest and other	$110M - $130M
Non-GAAP effective tax rate	23.0% - 25.0%
Diluted weighted average shares outstanding	250M - 253M
Share repurchases	~$500M
Capital Expenditures	~$500M
Non-GAAP adjusted free cash flow	~$2.0B

Recent highlights
•Cardinal Health hosted an Investor Day on June 8th, 2023 where management detailed the company's growth strategies, highlighted plans for value creation and provided compelling long-term targets.
•Cardinal Health completed its business and portfolio review of the Pharmaceutical segment, which included the launch of the new Navista™ Network supporting community oncologists, the announcement to retain and invest in Nuclear & Precision Health Solutions and the merger of its Outcomes™ business into Transaction Data Systems.
•Cardinal Health announced a new agreement with TrakCel to offer an integrated cell and gene therapy software solution to help biopharma companies track cell therapies through multiple stages of development and commercialization.
•Cardinal Health hosted its 31st annual Retail Business Conference, bringing together nearly 4,500 attendees from across the country to celebrate the critical role its independent pharmacy customers play in caring for their communities and highlight the company’s innovations and commitment to its customers.
•Cardinal Health announced plans to build a new distribution center in the Greenville, South Carolina, area, to support its at-Home Solutions business.
•Cardinal Health was named one of the 2023 Best Companies for Multicultural Women by Seramount.
•Cardinal Health Board of Directors approved a quarterly dividend of $0.5006 per share.

Upcoming webcasted investor events
•Morgan Stanley 21st Annual Global Healthcare Conference at 9:30am EST, September 12, 2023
•Baird 2023 Global Healthcare Conference at 8:30am EST, September 13, 2023

Webcast

Cardinal Health

Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss fourth quarter and full year results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until August 14, 2024.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With more than 50 years in business, operations in more than 30 countries and approximately 46,500 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2Returned over $2.5 billion to shareholders in fiscal year 2023 through share repurchases and dividends.
3The GAAP effective tax rate for the fourth quarter of fiscal year 2023 and fiscal year 2023 were impacted by the goodwill impairment charges of $368 million and $1.2 billion, respectively, in the Medical segment. The net tax effect related to these charges included in the GAAP effective tax rate is an expense of $52 million in the fourth quarter and a net benefit of $82 million for the full year.
The GAAP effective tax rate for the fourth quarter of fiscal year 2022 and fiscal year 2022 were impacted by the goodwill impairment charges of $303 million and $2.1 billion, respectively, in the Medical segment. The net tax benefit related to these charges included in the GAAP effective tax rate is $240 million in the fourth quarter and $150 million for the full year.
4The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
5Preliminary fiscal year 2024 outlook previously communicated at company’s June Investor Day: non-GAAP diluted EPS previously $6.45 to $6.70, Pharmaceutical segment revenue previously ~10% and diluted weighted average shares outstanding previously 250M to 254M.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions concerning forward-looking statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue,” "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from ongoing inflationary pressures, including the risk that our plans to mitigate such effects may not be as successful as we anticipate or that costs could remain elevated; the possibility that our Medical unit goodwill could be further impaired due to additional changes to our long-term financial plan, increases in global interest rates or unfavorable changes in the U.S. statutory tax rate; risks associated with our ongoing review of our operations, portfolio and businesses, including the risk that our management team could become distracted or that the outcome of such review may have unintended consequences; competitive pressures in Cardinal Health's various lines of business, including the risk that customers may reduce purchases made under their contracts with us or terminate or not renew their contracts; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs; ongoing risks associated with the distribution of opioids, including the financial impact associated with the settlements with governmental authorities and the risk that challenges to tax deductions for opioid-related losses could adversely impact our financial results; risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program and risks associated with the injunctive relief requirements under the national settlement, including the risk that we may incur higher costs or operational challenges in the implementation and maintenance of the required changes; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to import or export certain products or component parts and to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with business process initiatives, such as the Medical Improvement Plan, including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of August 15, 2023. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Earnings/(Loss) (Unaudited)

	Fourth Quarter			Fiscal Year
(in millions, except per common share amounts)	2023	2022	% Change	2023	2022	% Change
Revenue	$53,453	$47,103	13%	$205,012	$181,364	13%
Cost of products sold	51,626	45,498	13%	198,123	174,819	13%
Gross margin	1,827	1,605	14%	6,889	6,545	5%

Operating expenses:
Distribution, selling, general and administrative expenses	1,267	1,155	10%	4,834	4,557	6%
Restructuring and employee severance	33	45		95	101
Amortization and other acquisition-related costs	69	87		285	324
Impairments and (gain)/loss on disposal of assets, net [1]	367	286		1,250	2,050
Litigation (recoveries)/charges, net	(46)	(4)		(302)	109
Operating earnings/(loss)	137	36	N.M.	727	(596)	N.M.

Other (income)/expense, net	1	30		(4)	16
Interest expense, net	15	34	(56)%	93	149	(38)%
Loss on early extinguishment of debt	—	—		—	10
(Gain)/Loss on sale of equity interest in naviHealth	—	—		—	(2)
Earnings/(loss) before income taxes	121	(28)	N.M.	638	(769)	N.M.

Provision for/(benefit from) income taxes [2]	187	(165)	N.M.	376	163	N.M.
Net earnings/(loss)	(66)	137	N.M.	262	(932)	N.M.

Less: Net (earnings)/loss attributable to noncontrolling interests	2	1		(1)	(1)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(64)	$138	N.M.	$261	$(933)	N.M.

Earnings/(Loss) per common share attributable to Cardinal Health, Inc.:
Basic	$(0.25)	$0.51	N.M.	$1.00	$(3.35)	N.M.
Diluted	(0.25)	0.50	N.M.	1.00	(3.35)	N.M.

Weighted-average number of common shares outstanding:
Basic	254	273		261	279
Diluted	254	275		262	279
1 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $368 million and $1.2 billion related to the Medical segment recorded in the three months and fiscal year ended June 30, 2023, respectively. During the three months and fiscal year ended June 30, 2022, impairments and (gain)/loss on disposals of assets, net included pre-tax goodwill impairment charges of $303 million and $2.1 billion related to the Medical segment, respectively.
2 Provision for/(benefit from) income taxes includes the tax effects relating to the cumulative goodwill impairment charges. For fiscal 2023, the net tax benefit related to the goodwill impairment charges was $82 million and was included in the annual effective tax rate. The net tax benefits during the three months and fiscal year ended June 30, 2022 related to goodwill impairment charges were $240 million and $150 million, respectively, and were included in the annual effective tax rate.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2023	June 30, 2022
Assets
Current assets:
Cash and equivalents	$4,043	$4,717
Trade receivables, net	11,344	10,561
Inventories, net	15,940	15,636
Prepaid expenses and other	2,362	2,021
Assets held for sale	144	—
Total current assets	33,833	32,935

Property and equipment, net	2,462	2,361
Goodwill and other intangibles, net	6,081	7,629
Other assets	1,041	953
Total assets	$43,417	$43,878

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$29,813	$27,128
Current portion of long-term obligations and other short-term borrowings	792	580
Other accrued liabilities	3,059	2,842
Liabilities related to assets held for sale	42	—
Total current liabilities	33,706	30,550

Long-term obligations, less current portion	3,909	4,735
Deferred income taxes and other liabilities	8,653	9,299

Total shareholders’ deficit	(2,851)	(706)
Total liabilities and shareholders’ deficit	$43,417	$43,878

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2023	2022	2023	2022
Cash flows from operating activities:
Net earnings/(loss)	$(66)	$137	$262	(932)

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	176	179	692	692
Impairments and loss on sale of other investments	7	21	7	24
Impairments and (gain)/loss on disposal of assets, net	367	286	1,250	2,050
(Gain)/Loss on sale of equity interest in naviHealth	—	—	—	(2)
Loss on early extinguishment of debt	—	—	—	10
Share-based compensation	27	16	96	81
Provision for/(benefit from) deferred income taxes	(31)	7	(31)	7
Provision for bad debts	20	22	99	68
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(437)	(333)	(947)	(1,526)
(Increase)/decrease in inventories	672	(149)	(340)	(1,071)
Increase in accounts payable	245	2,307	2,718	3,428
Other accrued liabilities and operating items, net	(122)	499	(967)	293
Net cash provided by operating activities	858	2,992	2,839	3,122

Cash flows from investing activities:
Additions to property and equipment	(217)	(164)	(481)	(387)
Proceeds from divestitures, net of cash sold	—	—	—	923
Acquisition of subsidiaries, net of cash acquired	—	(22)	(10)	(22)
Proceeds from disposal of property and equipment	10	20	12	31
Purchase of other investments	(1)	(40)	(7)	(78)
Proceeds from sale of investments	2	2	3	29
Proceeds from net investment hedge terminations	—	—	29	71
Net cash provided by/(used in) investing activities	(206)	(204)	(454)	567

Cash flows from financing activities:
Purchase of noncontrolling interests	(3)	—	(3)	—
Reduction of long-term obligations	(8)	(288)	(579)	(885)
Net tax proceeds/(withholding) from share-based compensation	45	7	56	(19)
Dividends on common shares	(126)	(134)	(525)	(559)
Purchase of treasury shares	(500)	—	(2,000)	(1,000)
Net cash used in financing activities	(592)	(415)	(3,051)	(2,463)

Effect of exchange rates changes on cash and equivalents	(7)	(12)	(8)	(25)
Cash reclassified from assets held for sale	—	—	—	109

Net increase/(decrease) in cash and equivalents	53	2,361	(674)	1,310
Cash and equivalents at beginning of period	3,990	2,356	4,717	3,407
Cash and equivalents at end of period	$4,043	$4,717	$4,043	$4,717

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Fourth Quarter

(in millions)	2023	2022	(in millions)	2023	2022
Pharmaceutical			Medical

Revenue			Revenue
Amount	$49,699	$43,337	Amount	$3,755	$3,769
Growth rate	15%	13%	Growth rate	—%	(11)%

Segment profit			Segment profit
Amount	$504	$451	Amount	$82	$(16)
Growth rate	12%	26%	Growth rate	N.M.	75%
Segment profit margin	1.01%	1.04%	Segment profit margin	2.18%	(0.42)%

Fiscal Year

(in millions)	2023	2022	(in millions)	2023	2022
Pharmaceutical			Medical

Revenue			Revenue
Amount	$190,009	$165,491	Amount	$15,014	$15,887
Growth rate	15%	14%	Growth rate	(5)%	(5)%

Segment profit			Segment profit
Amount	$1,999	$1,770	Amount	$111	$216
Growth rate	13%	5%	Growth rate	(49)%	(63)%
Segment profit margin	1.05%	1.07%	Segment profit margin	0.74%	1.36%
The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2		Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Operating	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	Earnings	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Fourth Quarter 2023
GAAP	$1,827	14%	$1,267	10%	$137	N.M.	$121	$187	$(64)	N.M.	154.3%	$(0.25)	N.M.
Restructuring and employee severance	—		—		33		33	7	26			0.10
Amortization and other acquisition-related costs	—		—		69		69	18	51			0.20
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		367		367	(51)	418			1.64
Litigation (recoveries)/charges, net	—		—		(46)		(46)	(12)	(34)			(0.14)
Non-GAAP	$1,827	14%	$1,267	10%	$560	24%	$544	$149	$397	37%	27.4%	$1.55	48%

	Fourth Quarter 2022
GAAP	$1,605	9%	$1,155	2%	$36	(78)%	$(28)	$(165)	$138	19%	575.3%	$0.50	25%
Restructuring and employee severance	—		—		45		45	13	32			0.12
Amortization and other acquisition-related costs	—		—		87		87	22	65			0.23
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		286		286	226	60			0.22
Litigation (recoveries)/charges, net	—		—		(4)		(4)	2	(6)			(0.02)
Non-GAAP	$1,605	11%	$1,155	2%	$450	41%	$386	$98	$289	27%	25.4%	$1.05	36%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
4 For the three months ended June 30, 2023, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 254 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. For the three months ended June 30, 2023, non-GAAP diluted EPS is calculated using a weighted average of 256 million common shares, which includes potentially dilutive shares.
5 Impairments and (gain)/loss on disposals of assets, net includes a pre-tax goodwill impairment charge of $368 million related to our Medical segment recorded during the three months ended June 30, 2023. The net tax expense during the three months ended June 30, 2023 related to goodwill impairment charges is $52 million, which includes a reversal of the incremental tax benefit recognized during the nine months ended March 31, 2023. Impairments and (gain)/loss on disposal of assets, net includes a pre-tax goodwill impairment charge of $303 million related to our Medical segment recorded during the three months ended June 30, 2022. For the three months ended June 30, 2022, the net tax benefit related to cumulative goodwill impairment charges was $240 million.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)			Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	Provision for	Net	Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Fiscal Year 2023
GAAP	$6,889	5%	$4,834	6%	$727	N.M.	$638	$376	$261	N.M.	58.9%	$1.00	N.M.
State opioid assessment related to prior fiscal years	—		6		(6)		(6)	(2)	(4)			(0.02)
Shareholder cooperation agreement costs	—		(8)		8		8	2	6			0.02
Restructuring and employee severance	—		—		95		95	21	74			0.28
Amortization and other acquisition-related costs	—		—		285		285	74	211			0.80
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		1,250		1,250	86	1,164			4.44
Litigation (recoveries)/charges, net	—		—		(302)		(302)	(109)	(193)			(0.73)
Non-GAAP	$6,889	5%	$4,832	6%	$2,057	3%	$1,968	$448	$1,519	7%	22.8%	$5.79	14%

	Fiscal Year 2022
GAAP	$6,545	(3)%	$4,557	1%	$(596)	N.M.	$(769)	$163	$(933)	N.M.	(21.2)%	$(3.35)	N.M.
Surgical gown recall costs/(income)	1		—		1		1	—	1			—
Restructuring and employee severance	—		—		101		101	26	75			0.27
Amortization and other acquisition-related costs	—		—		324		324	84	240			0.87
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		2,050		2,050	107	1,943			6.93
Litigation (recoveries)/charges, net	—		—		109		109	21	88			0.31
Loss on early extinguishment of debt	—		—		—		10	3	7			0.03
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(2)	—	(2)			—
Non-GAAP	$6,547	(3)%	$4,557	1%	$1,990	(12)%	$1,824	$404	$1,419	(13)%	22.1%	$5.06	(9)%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
4 For fiscal 2022, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 279 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. For fiscal 2022, non-GAAP diluted EPS is calculated using a weighted average of 280 million common shares, which includes potentially dilutive shares.
5 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $1.2 billion and $2.1 billion related to our Medical segment recorded in fiscal 2023 and 2022, respectively. For fiscal 2023 and 2022, the net tax benefits related to these impairments were $82 million and $150 million, respectively, and were included in the annual effective tax rate.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

	Fiscal Year	Fiscal Year
(in millions)	2023	2022
GAAP - Cash Flow Categories
Net cash provided by operating activities	$2,839	$3,122
Net cash provided by/(used in) investing activities	(454)	567
Net cash used in financing activities	(3,051)	(2,463)
Effect of exchange rates changes on cash and equivalents	(8)	(25)
Cash reclassified from assets held for sale	—	109
Net increase/(decrease) in cash and equivalents	$(674)	$1,310

Non-GAAP Adjusted Free Cash Flow
Net cash provided by operating activities	$2,839	$3,122
Additions to property and equipment	(481)	(387)
Payments related to matters included in litigation (recoveries)/charges, net	490	511
Other significant and unusual or non-recurring items
U.S. federal tax refund from net operating loss carryback	—	(966)

Non-GAAP Adjusted Free Cash Flow	$2,848	$2,280

For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Shareholder cooperation agreement costs includes costs such as legal, consulting and other expenses incurred in relation to the agreement (the "Cooperation Agreement") entered into among Elliott Associates, L.P., Elliott International, L.P. (together, "Elliott") and Cardinal Health, including costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the Business Review Committee of the Board of Directors, which was formed under this Cooperation Agreement. We have excluded these costs from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business and include, but are not limited to, costs related to divestitures, closing and consolidating facilities, changing the way we manufacture or distribute our products, moving manufacturing of a product to another location, changes in production or business process outsourcing or insourcing, employee severance and realigning operations.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2022, we incurred a one-time contingent attorneys' fee of $18 million related to the finalization of the settlement agreement (the “National Opioid Settlement Agreement”) resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the National Opioid Settlement Agreement, and the one-time, contingent nature of the fee, this fee was included in litigation recoveries or charges, net. Additionally, during fiscal 2022 our Pharmaceutical segment profit was positively impacted by a $16 million judgment for lost profits. This judgment was the result of an ordinary course intellectual property rights claim and, therefore, is not adjusted in calculating the litigation recoveries or charges, net adjustment. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
•(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2024 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income), state opioid assessment related to prior fiscal years and shareholder cooperation agreement costs.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net and (8) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth, each net of tax.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth divided by (earnings before income taxes adjusted for the ten items above).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts. For example, the U.S. federal income tax refund of $966 million for the tax benefit from the net operating loss carryback related to a self-insurance pre-tax loss was excluded from the Company's fiscal 2022 non-GAAP adjusted free cash flow.